Exhibit 4.3
ZURN ELKAY WATER SOLUTIONS CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of this Plan is to provide Eligible Employees of the Company and its Designated Subsidiaries and Designated Affiliates with an opportunity to purchase Common Stock of the Company. The Plan includes two components: a Section 423 of the Code component (the “423 Component”) and a non-Section 423 of the Code component (the “Non-423 Component”). It is the intention of the Company to have the 423 Component qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. In addition, the Plan authorizes the grant of options under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such options shall be granted pursuant to rules, procedures or sub-plans adopted by the Committee designed to achieve tax, securities laws or other objectives for Eligible Employees and the Company and/or Designated Affiliates. Except as otherwise provided herein, the Non-423 Component will be operated and administered in the same manner as the 423 Component.
2. Definitions.
(a) “Affiliate” means (i) any entity that, directly or indirectly, is controlled by controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.
(b) “Base Pay” shall mean regular base pay as of the applicable payroll date and shall not include overtime pay, bonuses or other additional payments. The Committee shall have the discretion to determine the application of this definition to Employees outside the U.S.
(c) “Board” shall mean the Board of Directors of the Company.
(d) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
(e) “Committee” shall mean the Compensation Committee of the Board or its designee. For purposes of the Plan, reference to the Committee will be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 15(c).
(f) “Common Stock” shall mean the common stock of the Company, par value USD $0.01 per share.
(g) “Company” shall mean Zurn Elkay Water Solutions Corporation, a Delaware corporation.
(h) “Contributions” means the payroll deductions or, if permitted by the Committee or its delegate to comply with non-U.S. requirements for the Non-423 Component, amounts contributed to the Plan via cash, check or other means, used to fund the exercise of options granted pursuant to the Plan.
(i) “Designated Affiliate” shall mean an Affiliate that the Committee designates in its sole discretion as eligible to participate in the Non-423 Component from time to time.

(j) “Designated Subsidiary” shall mean a Subsidiary Corporation that the Committee designates in its sole discretion as eligible to participate in the 423 Component from time to time.
(k) “Effective Date” shall be the date the Plan is approved by the Company’s shareholders.
(l) “Eligible Employee” shall mean, (1) for the 423 Component (unless otherwise determined by the Committee prior to a particular Offering Period in a manner consistent with Section 423 of the Code), an Employee (i) who has been continuously employed by the Company or a Designated Subsidiary for at least 90 days and (ii) whose customary employment is thirty (30) or more hours per week. Notwithstanding the foregoing, the Committee may exclude from participation in the Plan or from any Offering under the 423 Component, within a manner permitted under Section 423 of the Code, Employees who are (x) “highly compensated employees” (within the meaning of Section 414(q) of the Code) with compensation above a certain level or who are officers or subject to the disclosure requirements of Section 16(a) of the Exchange Act, or (y) citizens or residents of a foreign jurisdiction where the grant of an option under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of an option under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Committee in its sole discretion; and (2) for the Non-423 Component, unless otherwise determined by the Committee, an Employee who is employed by a Designated Affiliate.
(m) “Employee” shall mean any person who renders services to the Company or a Designated Subsidiary or a Designated Affiliate as an employee pursuant to an employment relationship with such Employer.
(n) “Employer” means, with respect to an Offering Period, the entity to which an Employee renders service pursuant to an employment relationship, be it the Company, a Designated Subsidiary or a Designated Affiliate.
(o) “Enrollment Agreement” means the form or procedure established by the Company from time to time and used by Employees to enroll in the Plan. The Company may, in its discretion, determine whether such agreement shall be in written form or electronic form.
(p) “Enrollment Date” shall mean the first day of each Offering Period.
(q) “Enrollment Period” shall mean the period specified by the Company during which Eligible Employees may elect to participate in the Plan as of the upcoming Enrollment Date.
(r) “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
(s) “Exercise Date” shall mean the last Trading Day of each Offering Period.
(t) “Fair Market Value” shall equal the closing sale price of a share of Common Stock on the New York Stock Exchange (or such other principal national securities exchange on which the Common Stock is then traded) for such date or, if no sale occurred on such date, the closing sale price on the first trading date immediately prior to such date during which a sale occurred as reported in The Wall Street Journal or, failing any such sales, such other market price as the

Committee may determine in conformity with pertinent law and regulations of the U.S. Treasury Department.
(u) “Offering” means the grant of rights to an Eligible Employee to purchase shares of Common Stock during an Offering Period in accordance with the Plan. For purposes of this Plan, the Committee may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of the Company or one or more Designated Subsidiaries or Designated Affiliates will participate, even if the dates of the applicable Offering Periods of each such Offering are identical.
(v) “Offering Period” shall mean the three-month period commencing on or around January 1, April 1, July 1, and October 1 each year; provided that, the Committee may, in its discretion, change the duration of future Offering Periods (subject to a maximum Offering Period of twenty-seven (27) months), the frequency of future Offering Periods, the start dates of future Offering Periods, and the end dates of future Offering Periods.
(w) “Parent Corporation” shall have the same meaning as contained in Section 424(e) of the Code.
(x) “Participant” shall mean any Eligible Employee who completes an Enrollment Agreement and does not discontinue participation in the Plan pursuant to Section 5(d) or 11 of this Plan.
(y) “Plan” shall mean this Zurn Elkay Water Solutions Corporation Employee Stock Purchase Plan, including both the 423 Component and the Non-423 Component, as may be amended, restated or modified from time to time.
(z) “Purchase Price” shall mean an amount equal to eighty five percent (85%) (or such greater percentage, if determined by the Committee prior to a particular Offering Period) of the Fair Market Value of a share of Common Stock as of the first Trading Day or the last Trading Day of the Offering Period, whichever is less. No shares of Common Stock will be purchased under the Plan at less than the par value of the shares of Common Stock.
(aa) “Subsidiary Corporation” shall have the same meaning as contained in Section 424(f) of the Code.
(bb) “Trading Day” shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed on an established stock exchange or national market system, a business day, as determined by the Committee in good faith.
(cc) “U.S.” means the United States of America.
3. Eligibility.
(a) Unless otherwise determined by the Committee (in a manner consistent with Section 423 of the Code for Offerings under the Section 423 Component), any individual who is an Eligible Employee as of the Enrollment Date for a particular Offering Period shall be eligible to participate in such Offering Period, subject to the requirements of Section 423 of the Code for Offerings under the Section 423 Component.

(b) Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to participate in the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of its Parent Corporation or a Subsidiary Corporation, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Parent Corporation and Subsidiary Corporations accrues at a rate which exceeds Twenty-Five Thousand U.S. Dollars (USD $25,000) worth of stock (determined at the Fair Market Value of the shares as of the beginning of each Offering Period) for each calendar year in which such option is outstanding at any time. These limitations are in addition to any other limitations set forth herein, including any limits that the Company establishes in accordance with Section 5(a).
4. Participation.
(a) An Eligible Employee may become a Participant in the Plan by completing an Enrollment Agreement during an Enrollment Period in accordance with procedures established by the Company from time to time. A Participant’s Enrollment Agreement shall remain in effect from Offering Period to Offering Period, until the Participant’s termination of participation pursuant to Section 11 of this Plan or modification or discontinuance of Contributions pursuant to Section 5(d).
(b) By enrolling, a Participant is deemed to have elected to authorize payroll deductions on an after-tax basis. Except as otherwise provided by the Committee, payroll deductions for a Participant shall begin on the first payroll following the Enrollment Date (subject to any insider trading or other policies of the Company), and shall end when the Enrollment Agreement is discontinued or terminated by the Participant as provided in Section 5(d) or Section 11 hereof. To the extent necessary to comply with non-U.S. requirements for the Non-423 Component, the Company may permit Participants participating in a specified Offering Period to contribute amounts to the Plan through payment by cash, check or other means on each payroll date or such other period determined by the Company.
(c) By enrolling, a Participant is deemed to have elected to purchase the number of whole shares of Common Stock that can be purchased on each Exercise Date during an Offering Period with the Contributions withheld and accumulated during the Offering Period since the preceding Exercise Date.
(d) Participation in the Plan shall be entirely voluntary.
5. Contributions.
(a) At the time a Participant completes an Enrollment Agreement, the Participant shall elect to have Contributions made during the Offering Period in an amount set forth in the Enrollment Agreement, to be expressed, at the sole discretion of the Company, as a percentage of the Participant’s Base Pay or as a U.S. Dollar amount, with the minimum and/or maximum percentage of Base Pay and/or U.S. Dollar amount to be specified by the Company before an Offering Period begins. For the Section 423 Component, any such restrictions established by the Company shall fall within the parameters of Section 423 of the Code. All deductions for this Plan shall be taken after all other deductions required by law or elected by the Participant (including, but not limited to, withholding for income and employment taxes, 401(k) deferrals and cafeteria plan contributions) have been taken and elections made under this Plan shall be effected only to the extent that there are sufficient amounts available to make deductions for this Plan after all other deductions are taken.
(b) All Contributions made for a Participant shall be credited to his or her notional account under the Plan. A Participant may not make any additional payments into such account.
(c) During the course of an Offering Period, a Participant may not amend his or her Enrollment Agreement to increase or decrease the amount of his or her Contributions or discontinue his or her Contributions.
(d) Prior to the start of each new Offering Period, a Participant may modify his or her level of Contributions or elect to discontinue his or her Contributions under Section 5(a) in accordance with procedures established by the Company, including any insider trading policy. Any such change in election shall only apply with respect to a subsequent Offering Period and shall not affect the level of Contributions for the current Offering Period.
(e) Payroll deductions made pursuant to a Participant’s Enrollment Agreement are subject to the withholding of income, employment and other applicable taxes. By executing the Enrollment Agreement, each Participant agrees that such income, employment and other applicable tax withholding may be deducted from other compensation paid to the Participant by the Company or Employer.
(f) The Company will not match any Contributions made by Participants under the Plan.
(g) Unless the Committee otherwise determines, a Participant on a Company paid leave of absence shall continue to be a Participant in the Plan so long as such Participant is on such paid leave of absence. Unless otherwise determined by the Committee, a Participant on an unpaid leave of absence shall not be entitled to participate in any Offering commencing after such unpaid leave has begun but shall not be deemed to have terminated employment for purposes of the Plan. A Participant who, upon failing to return to work following a leave of absence, is deemed not to be an Employee, shall not be entitled to participate in any Offering Period commencing after such termination of employment, and such Participant’s Contribution account shall be paid out in accordance with Section 11. For purposes of the Non-423 Component, the Committee shall have the authority to determine the circumstances pursuant to which the employment relationship shall be treated as continuing intact while the individual is on a leave of absence.
6. Offering Periods. Eligible Employees may enroll in the Plan during an Enrollment Period prior to the start of an applicable Offering Period. The first Offering Period will commence July 1, 2024, and end September 30, 2024. Subsequent Offering Periods will commence on or around October 1, January 1, April 1 and July 1 each year unless changed by the Committee.
7. Grant of Option. At the beginning of each Offering Period, the Plan shall be deemed to have granted each Participant an option to purchase shares of Common Stock for as many whole shares of Common Stock (unless the Committee has determined in connection with a particular

Offering Period that fractional shares of Common Stock may be purchased) as they will be able to purchase with the Contributions credited to his or her account during that Offering Period. On each Exercise Date, each Participant will be entitled to receive a number of shares of Common Stock determined by dividing: (i) such Participant’s Contributions accumulated on or prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by (ii) the applicable
Purchase Price, provided that in no event shall any Participant purchase more than 5,000 shares of Common Stock in a particular Offering, subject to adjustment in accordance with Section 22 and the limitations set forth in Sections 3(b), 5(a), and 13 hereof. Unless otherwise determined by the Committee in connection with a particular Offering Period, all such purchases of Common Stock shall be in whole numbers only, rounding down, and the remaining account balance will roll over to next Offering Period.
8. Exercise of Option. A Participant’s option for the purchase of shares of Common Stock shall be exercised automatically on the Exercise Date, and the maximum number of shares of Common Stock subject to the option shall be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions in his or her account. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.
9. Delivery. As promptly as administratively practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the shares of Common Stock purchased on behalf of a Participant will be credited to an account with a transfer agent or a securities brokerage firm, as determined by the Company, in the name of the Participant. By electing to participate in the Plan, a Participant will be deemed to authorize the establishment of an account in his or her name with the transfer agent or securities brokerage firm selected by the Company. An Employee who is below the legal age limit to open a stock brokerage account under applicable law shall be responsible for taking such steps as are necessary to establish an account. If the Participant desires to sell some or all of his or her shares of Common Stock held in his or her account, he or she may do so (i) by disposing of the shares of Common Stock through the transfer agent or securities brokerage firm subject to any applicable fee, or (ii) through such other means as the Company may permit. The Committee may require a Participant to hold the shares of Common Stock with such transfer agent or securities brokerage firm designated by the Company for a specified period of time or indefinitely.
10. Restriction on Sale of Common Stock Purchased Under the Plan. The Plan is intended to provide shares of Common Stock for investment and not for resale. However, the Company does not intend to restrict or influence the conduct of any Employee’s affairs. An Employee, therefore, may sell or otherwise transfer or dispose of shares of Common Stock that are purchased under the Plan at any time, subject to compliance with any applicable U.S. federal, state or non-U.S. securities laws and the Company’s insider trading and pre-clearance policies and procedures. Notwithstanding the foregoing, the Committee shall have the discretion at its election to impose a holding period during which the sale of shares of Common Stock under this Plan is restricted, provided reasonable advance notice is given to Participants in advance of any Offering Period for which such new holding period will be effective. THE EMPLOYEE

ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE SHARES OF COMMON STOCK.
11. Cessation of Employee Status. As promptly as administratively practicable after a Participant ceases to be an Employee for any reason (including without limitation upon death, disability or retirement), the Participant’s participation in the Plan shall end. All of the Contributions credited to such Participant’s account subsequent to the most recent Exercise Date shall be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 16 hereof, and such Participant’s further participation in the Plan for the Offering Period shall be automatically terminated.
12. Interest. No interest shall accrue on the Contributions of a Participant in the Plan, except as required by applicable law.
13. Stock.
(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 22 hereof, the maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be two million (2,000,000) shares of Common Stock. The shares of Common Stock may be authorized but unissued shares or treasury shares, including shares bought on the open market or otherwise for purposes of the Plan. If, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised exceeds the number of shares of Common Stock then available under the Plan, the Company shall make a pro rata allocation of the shares of Common Stock remaining available for purchase among the Participants in such manner as it may determine in its sole discretion.
(b) The Participant shall have no interest or voting right in shares of Common Stock issued under this Plan until the shares of Common Stock are delivered to the agent designated by the Company as provided for in Section 9 of the Plan.
14. Dividends on shares of Common Stock. All cash and non-cash dividends or distributions paid on Common Stock held in a Participant’s Common Stock account shall be paid to the Participant (or, in the event of the Participant’s death, the Participant’s beneficiary, spouse or estate, determined in accordance with Section 16) in accordance with procedures established by the Company from time to time. The Committee shall have the authority to establish a dividend reinvestment program and rules and procedures related to such program in its discretion.
15. Administration.
(a) The Plan shall be administered by the Committee. Notwithstanding anything in the Plan to the contrary and subject to applicable law, any authority or responsibility that, under the terms of the Plan may be exercised by the Committee, may alternatively be exercised by the Board.
(b) Subject to the terms of the Plan and applicable laws, the Committee shall have the full power and authority to administer the Plan, including, without limitation, the authority to: (i) designate Participants; (ii) appoint the transfer agent or securities brokerage firm designated to hold shares purchased under the Plan on behalf of Participants and direct the administration of the Plan by the designated transfer agent or securities brokerage firm in accordance with the provisions set forth herein; (iii) adopt rules of procedure and regulations necessary for the administration of the Plan, provided that such rules are not inconsistent with the terms of the Plan, and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (iv) determine, in its sole discretion, all questions with regard to rights of Employees and Participants under the Plan, including but not limited to, the eligibility of an Employee to participate in the Plan, including whether an Employee shall be eligible to participate in the 423 Component or the Non-423 Component, and the range of permissible percentages of Base Pay an Eligible Employee may specify to be withheld or contributed and the maximum amount; (v) designate which entities shall be Designated Subsidiaries or Designated Affiliates; (vi) enforce the terms of the Plan and the rules and regulations it adopts; (vii) direct or cause the designated transfer agent or securities brokerage firm to direct the distribution of the shares of Common Stock purchased hereunder; (viii) furnish or cause the designated transfer agent or securities brokerage firm to furnish the Employer with information that the Employer may require for tax or other purposes; (ix) engage the service of counsel (who may, if appropriate, be counsel for the Company or its Affiliates) and agents whom it may deem advisable to assist it with the performance of its duties; (x) prescribe procedures to be followed by Eligible Employees in electing to participate in the Plan; (xi) receive from each Employer and from Eligible Employees such information as shall be necessary for the proper administration of the Plan; (xii) maintain, or cause the designated transfer agent or securities brokerage firm to maintain, separate accounts in the name of each Participant to reflect the Participant’s Common Stock account under the Plan; (xiii) interpret and construe the Plan in its sole discretion; (xiv) correct any defect or administrative error, supply any omission and reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect; and (xv) make any changes or modifications necessary to administer and implement the provisions of the Non-423 Component of the Plan in any non-U.S. jurisdiction to the fullest extent possible, including adopting and amending sub-plans with such provisions as the Committee may deem appropriate to conform with local laws, practices and procedures. Without limiting the generality of the foregoing, the Committee specifically is authorized to adopt rules, procedures and sub-plans, which, for purposes of the Non-423 Component, may be outside of the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate, the definition of Base Pay, the dates and duration of Offering Periods or other periods during which Participants may make Contributions toward the purchase of shares of Common Stock, the method of determining the Purchase Price and the discount from Fair Market Value at which shares of Common Stock may be purchased, any minimum or maximum amount of Contributions a Participant may make in an Offering Period or other specified period under the applicable sub-plan or policy, the treatment of options to purchase shares of Common Stock upon a change in control or a change in capitalization of the Company, the handling of Contributions, the making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures, and handling of issuances of shares of Common Stock and stock certificates that vary with applicable local requirements. The Committee’s decisions shall be final and binding on all persons.

(c) To the extent not prohibited by applicable laws, the Committee, from time to time, may delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Committee, or other persons or groups of persons, including members of Company management, as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the Committee will be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 15(c).
16. Designation of Beneficiary.
(a) If permitted by the Committee and applicable law, a Participant may file a written designation of beneficiary who is to receive any cash Contributions collected and credited to the Participant’s notional account under the Plan in the event of the Participant’s death prior to the Exercise Date of an Offering Period.
(b) To the extent a beneficiary designation is permitted, such designation of beneficiary may be changed by the Participant in accordance with procedures established by the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Contributions to the executor or administrator of the estate of the Participant.
17. Nontransferability. Neither Contributions credited to a Participant’s account nor any rights to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 16 hereof) by the Participant, unless otherwise permitted by the Committee. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to cancel the Participant’s Contribution under the Plan in accordance with Section 5(d) hereof. Furthermore, the right to acquire shares of Common Stock under the Plan is not transferable.
18. Use of Funds. All Contributions received or held by the Company or an Employer under the Plan may be used by the Company or Employer for any corporate purpose to the extent permitted by applicable law, and the Company and/or Employer shall not be obligated to segregate such Contributions unless required by applicable law.
19. Reports. Individual notional accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of Contributions, the Purchase Price for shares of Common Stock purchased under the Plan on each Exercise Date, the number of shares of Common Stock purchased under the Plan on each Exercise Date, the remaining cash balance, if any, and, if applicable, the number of shares of Common Stock held by the agent designated to hold the shares of Common Stock for the Participant and the shares of Common Stock purchased by the Participant in connection with participation in any related dividend reinvestment feature.
20. Registration of Shares of Common Stock. The offering of the shares of Common Stock hereunder may be subject to the effecting by the Company of any registration of the shares of Common Stock under any U.S. federal, state or non-U.S. law or the obtaining of the consent or approval of any governmental regulatory body which the Company shall determine, in its sole discretion, is necessary or desirable as a condition to, or in connection with, the offering or the issue or purchase of the shares of Common Stock covered thereby. The Company shall make reasonable efforts to effect such registration or qualification or to obtain such consent of approval. The Company intends to file a registration statement with the U.S. Securities and Exchange Commission on Form S-8, covering the shares of Common Stock issuable under the Plan.
21. Voting of Shares of Common Stock. Participants will have the right to vote shares of Common Stock held in their account at shareholders’ meetings in accordance with the terms of the Common Stock.
22. Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Company, the shares of Common Stock reserved for issuance under the Plan, as well as any other variables tied to the number of shares of Common Stock or the per share Exercise Price which the Company determines should be adjusted, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company. Such adjustment shall be made by the Company, whose determination in that respect shall be final, binding and conclusive.
23. Amendment or Termination.
(a) The Board or Committee may at any time, or from time to time, amend, modify, suspend or terminate this Plan in any respect; provided, however, that to the extent that shareholder approval is required under applicable tax, securities, stock exchange or other laws or rules, no amendment shall be made without such approval.
(b) This Plan and all rights of Employees under any Offering hereunder may terminate at any time, at the discretion of the Committee. Upon any termination of this Plan, all uninvested cash Contribution amounts in the accounts of participating Employees shall be either (i) promptly refunded in total or (ii) refunded to the extent not used to purchase Common Stock, in the sole discretion of the Committee. Such amendments shall be made without the approval of the shareholders of the Company or the consent of any participating Employees.
24. Notices. All notices or other communications by a Participant under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
25. Conditions Upon Issuance of Shares of Common Stock. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Shares of Common Stock shall not be issued with respect to an option granted hereunder unless the issuance and exercise of such option and delivery of such shares of Common Stock shall comply with all applicable provisions of U.S. and/or non-U.S. law, including, without limitation, the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, the Exchange Act, and the laws of any non-U.S. jurisdiction where an option to purchase shares of Common Stock is, or will be, granted under the Plan.

26. Term of Plan. The Plan was initially adopted by the Board on February 1, 2024 (the “Adoption Date”), and shall become effective on the Effective Date. The Plan shall terminate automatically on the tenth anniversary of the Adoption Date (i.e., February 1, 2034) unless earlier terminated under Section 23 hereof.
27. Treatment of Plan Expenses. To the extent applicable, the Company shall assume the cost of all brokerage commissions or service charges for purchases of shares of Common Stock under the Plan. Any costs incurred for the sale of shares of Common Stock at the request of a Participant or in compliance with any other provisions established herein will be charged against the account of the Participant. Other banking and/or service fees, such as any check or wire fee, will be charged against the account of the Participant.
28. No Guarantee of Employment or Benefits. Participation in the Plan does not constitute a guaranty or contract of employment with the Company, a Subsidiary Corporation or an Affiliate and shall, in no way, interfere with any rights of the Company, a Subsidiary Corporation or an Affiliate to determine the Employee’s employment with the Company, a Subsidiary Corporation or Affiliate. Because the Plan is based solely on voluntary participation and the amounts and number of shares received by a Participant under the Plan depend on the Fair Market Value of the Common Stock on future dates, the benefits or amounts to be received by any Participant are not determinable.
29. Indemnification. The Company shall indemnify and hold harmless the Committee against all liabilities, losses, costs, and expenses, including reasonable attorney’s fees, incurred or suffered by the Committee in connection with its management or administration of the Plan; provided, however, that such indemnity shall not extend to the willful misconduct or gross negligence of the Committee.
30. Withholding. To the extent required by applicable U.S. federal, state, local or non-U.S. law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax, social insurance contribution or other obligations that arise in connection with the Plan. At any time, the Company or Employer may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or Employer to meet applicable withholding obligations. In addition, the Company or Employer may (i) withhold from the proceeds of the sale of shares of Common Stock, (ii) withhold a sufficient whole number of shares of Common Stock otherwise issuable upon purchase having an aggregate Fair Market Value sufficient to satisfy applicable withholding obligations, or (iii) withhold by any other means set forth in the applicable Enrollment Agreement.
31. Applicable Law. The laws of the U.S. state of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.
32. Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.
33. Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.